Exhibit 99.1

24601 Center Ridge Road, Westlake, OH 44145-5639	tel: (440) 808-9100 fax: (440) 808-3301

FOR IMMEDIATE RELEASE
Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Carlynn Finn, Manager, Investor Relations
(617) 796-8251
www.tatravelcenters.com

TravelCenters of America LLC Announces Amendments to Lease Agreements with

Hospitality Properties Trust and Settlement of Litigation

Westlake, OH (January 31, 2011):  TravelCenters of America LLC (NYSE Amex: TA) today announced that it has entered amendments to its lease agreements with Hospitality Properties Trust (NYSE:  HPT) as follows:

Historical Agreements:

TA has two historical leases with HPT:

•                  One lease for 145 travel centers located in 39 states operated under the “TA” or “Travel Centers” brands extends to 2022 and requires annual rent of $165.1 million/year, increasing to $170.1 million/ year on February 1, 2011, increasing to $175.1 million/year on February 1, 2012, plus increases based upon percentages of increases in gross revenues starting in 2012 (the “TravelCenters Lease”).

•                  One lease for 40 travel centers located in 25 states operated under the “Petro” brand extends to 2024 and requires annual rent of $66.2 million/year plus increases starting in 2013 based upon percentages of increases in gross revenues (the “Petro Lease”).

•                  The total contractual rent payable by TA to HPT under these two leases currently is approximately $231.3 million/year (i.e., $165.1 million plus $66.2 million).  Effective July 1, 2008, in consideration of the impact of market conditions upon TA’s business, TA and HPT entered into a rent deferral arrangement whereby TA was permitted to defer up to $5.0 million /month of its combined rents due to HPT through December 31, 2010, and that required the amount of any such deferred rent, plus any unpaid interest, would be due from TA to HPT on or before July 1, 2011.  Pursuant to that agreement TA has deferred a total of $150.0 million of rent, and all interest due with respect to such deferrals has been paid through December 31, 2010.

New Agreements:

The amended terms which have been agreed between TA and HPT are as follows:

•                  The TravelCenters Lease is modified effective January 1, 2011 so that the current rent is reduced from $165.1 million/year to $135.1 million/year.  The rent will increase to $140.1 million/year effective February 1, 2012, plus increases thereafter based upon percentages of increases in gross revenues.

•                  The Petro Lease is modified effective January 1, 2011 so that the current rent is reduced from $66.2 million/year to $54.2 million/ year plus increases starting in 2013 based upon percentages of increases in gross revenues which exceed a threshold amount; and the first $2.5 million of percentage rent which becomes due under the Petro Lease shall be waived provided the settlement of certain litigation pending against TA, HPT and others is approved (see below).

•                  The $150.0 million of previously deferred rent due from TA to HPT is further deferred, without interest, so that $107.1 million will be due in 2022 and $42.9 million shall be due in 2024.  These deferred amounts will become due and interest may begin to accrue in certain circumstances set forth in the amended leases, including a change of control of TA.

Litigation Settlement:

In February 2008, a shareholder derivative litigation was begun against TA and its directors which, among other matters, disputes the rent payable by TA under one of its leases with HPT.  Counsel for the plaintiff in that case participated in aspects of the negotiations between TA and HPT that resulted in certain of the lease modifications announced today.  Specifically, in exchange for settling the litigation, HPT agreed to waive payment of the first $2.5 million of percentage rent that becomes due under the Petro Lease.  This settlement is subject to approval by the Delaware Court of Chancery where this case is pending.  Further details of this proposed settlement will be provided to TA shareholders in accordance with the Court of Chancery rules.

TA’s travel centers are operated under the “TravelCenters of America”, “TA”, and “Petro Stopping Centers” brand names and offer diesel and gasoline fueling services, restaurants, heavy truck repair facilities, stores and other services.  TA’s nationwide business includes travel centers located in 41 U.S. states and in Canada.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.   THESE FORWARD LOOKING STATEMENTS ARE BASED UPON TA’S CURRENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND TA’S CONTROL.  FOR EXAMPLE:

•                  THIS PRESS RELEASE DESCRIBES TA RENT REDUCTIONS AND DEFERRALS WHICH HAVE BEEN AGREED WITH HPT.  AN IMPLICATION OF THIS DESCRIPTION MAY BE THAT TA WILL BE ABLE TO OPERATE PROFITABLY IN THE FUTURE.  IN FACT, THERE ARE MANY FACTORS WHICH WILL IMPACT THE PROFITABILITY OF TA’ S FUTURE OPERATIONS IN ADDITION TO RENTS, INCLUDING SOME FACTORS WHICH ARE BEYOND TA’S CONTROL SUCH AS THE CONDITION OF THE U.S. ECONOMY GENERALLY AND THE FUTURE DEMAND FOR TA’S GOODS AND SERVICES, AND COMPETITION IN TA’S BUSINESS. TA HAS REPORTED OPERATING PROFITS IN ONLY A FEW QUARTERLY REPORTING PERIODS SINCE IT BECAME A SEPARATE PUBLICLY OWNED COMPANY IN 2007 AND TA HAS ACCUMULATED SIGNIFICANT LOSSES SINCE THAT TIME.  THERE IS

NO ASSURANCE THAT TA WILL BE ABLE TO PRODUCE FUTURE OPERATING PROFITS.

•                  THIS PRESS RELEASE STATES THAT THE PARTIES INVOLVED IN A DERIVATIVE LITIGATION HAVE AGREED TO SETTLE THAT LITIGATION.  AS NOTED ABOVE, THIS SETTLEMENT IS SUBJECT TO APPROVAL BY THE DELAWARE COURT OF CHANCERY.  LITIGATION AND A COURT APPROVAL PROCESS SOMETIMES PRODUCE UNEXPECTED RESULTS.  TA CAN PROVIDE NO ASSURANCE THAT THE REQUIRED COURT APPROVAL WILL BE OBTAINED OR THAT THIS SETTLEMENT WILL BE CONCLUDED.

FOR MORE INFORMATION ABOUT THE FORMER AND CURRENT RELATIONSHIPS WHICH EXIST BETWEEN TA AND HPT AND ABOUT THE RISKS WHICH MAY ARISE FROM THESE RELATIONSHIPS OR OTHER RISKS WHICH MAY AFFECT TA’S ABILITY TO OPERATE PROFITABLY, PLEASE SEE THE FORM 8-K DATED FEBRUARY 1, 2011 FILED WITH THE SEC IN CONNECTION WITH THE EVENTS DESCRIBED IN THIS PRESS RELEASE, TA’S ANNUAL REPORT ON FORM 10 K FOR THE YEAR ENDED DECEMBER 31, 2009, ESPECIALLY THE SECTIONS ENTITLED “BUSINESS”, “RISK FACTORS” (AS UPDATED IN TA’S QUARTERLY REPORT ON FORM 10 Q FOR THE PERIOD ENDED JUNE 30, 2010) AND “MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — RELATED PERSONS TRANSACTIONS” (AS UPDATED IN OUR QUARTERLY REPORT ON FORM 10Q FOR THE PERIOD ENDED SEPTEMBER 30, 2010),  IN TA’S PROXY STATEMENT DATED FEBRUARY 24, 2010 RELATED TO ITS 2010 ANNUAL MEETING OF SHAREHOLDERS, ESPECIALLY THE INFORMATION REGARDING TA’S DIRECTORS AND OFFICERS AND THE SECTION ENTITLED “RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS”,  AND OUR CURRENT REPORT ON FORM 8 K FILED WITH THE SEC ON JANUARY 28, 2010, ITEM 1.01; ALL OF WHICH DOCUMENTS ARE AVAILABLE AT THE SEC WEBSITE: WWW.SEC.GOV.

FOR THE FOREGOING REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

(END)